EXHIBIT 99.1
NEWS RELEASE

For more information contact:
FEI Company
Fletcher Chamberlin
Investor Relations & Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Announces Quarterly Cash Dividend of $0.12 per Share
HILLSBORO, Ore., February 13, 2014 - FEI Company (NASDAQ: FEIC) announced that its board of directors has approved payment of a quarterly dividend of $0.12 per share of common stock. The dividend will be paid on April 22, 2014 to shareholders of record as of the close of business on April 9, 2014.
The timing and amounts of future dividends are subject to determination and approval by FEI's board.
About FEI
FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 2,600 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement
This news release contains forward-looking statements regarding FEI's plans to pay a quarterly dividend. Factors that could affect these forward-looking statements include but are not limited to: a significant slowing in sales due to global economic conditions, geopolitical risks or other reasons; changes in tax laws applicable to cash dividends or share repurchases; unexpected significant costs related to additional merger and acquisition activity; unexpected costs which reduce operating margins and unexpected uses of cash for working capital or other operating purposes. Please also refer to FEI's Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.